As filed with the Securities and Exchange Commission on August 22, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASCEND WELLNESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-0602006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1411 Broadway, 16th Floor
New York, NY 10018
(646) 661-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Neville
Chief Financial Officer
Ascend Wellness Holdings, Inc.
1411 Broadway, 16th Floor
New York, NY 10018
(646) 661-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James Guttman
Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place, 161 Bay Street, Suite 4310
Toronto, Ontario, Canada M5J 2S1
(416) 367-7376

Approximate date of commencement of proposed sale to the public:
From time to time, after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 22, 2023
PROSPECTUS
9,859,155 Shares of Class A Common Stock
Ascend Wellness Holdings, Inc.
This prospectus relates to the resale of 9,859,155 shares (the “Shares”) of Class A common stock, par value $0.001 per share, (the “Class A common stock”) of Ascend Wellness Holdings, Inc. (the “Company”) by the selling stockholder named herein (the “Selling Stockholder”). We are not selling any shares of Class A common stock, and will not receive any proceeds from the sale of any shares of Class A common stock by the Selling Stockholder pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the Shares. The Selling Stockholder may sell the Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution” and in supplements to this prospectus in connection with a particular offering of our Class A common stock by the Selling Stockholder. The Selling Stockholder will bear all underwriting commissions and discounts, if any, attributable to the sales of the Shares. We will bear other costs, expenses and fees in connection with the registration of the securities covered by this prospectus.
Our Class A common stock is listed on the Canadian Securities Exchange (the “CSE”) under the symbol “AAWH.U” and quoted on the OTCQX® Best Market operated by OTC Markets Group, Inc. (the “OTCQX”) under the symbol “AAWH.” On August 21, 2023, the last reported sale price for our Class A common stock on the CSE was $0.55 per share and on the OTCQX was $0.55 per share. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our Class A common stock on any securities exchange or marketplace.
INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD REVIEW CAREFULLY THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is     , 2023

ABOUT THIS PROSPECTUS
This prospectus describes the general manner in which the Selling Stockholder identified in this prospectus may offer from time to time up to an aggregate of 9,859,155 shares of Class A common stock.
You should rely only on the information contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission (“SEC”). We and the Selling Stockholder have not authorized anyone to provide you with any information or to make any representation not contained in this prospectus. We and the Selling Stockholder do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.
Neither we nor the Selling Stockholder have done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections titled “Where You Can Find Additional Information” and “Information Incorporated by Reference.”
We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the Class A common stock being offered.

PROSPECTUS SUMMARY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus as supplemented and amended, including each of the documents incorporated herein or therein by reference, before making an investment decision. Unless the context otherwise requires, the terms “Ascend,” “Ascend Wellness Holdings Inc.,” “AWH,” the “Company,” “we,” “us” and “our” refer to Ascend Wellness Holdings, Inc., a Delaware corporation.
Overview
Ascend Wellness Holdings, Inc. is a vertically integrated multi-state cannabis operator focused on operating in adult-use or near-term adult-use states in primarily limited license markets. Ascend’s core business is the cultivation, manufacturing and distribution of cannabis consumer packaged goods, which are sold through company-owned retail stores and to third-party licensed retail cannabis stores. The Company is a reporting issuer in the United States of America (the “United States” or “U.S.”). The Company’s shares of Class A common stock are listed in Canada on the CSE under the symbol “AAWH.U” and in the United States on the OTCQX under the symbol “AAWH.” Ascend is an emerging growth company under federal securities laws and, as such, Ascend is able to elect to follow scaled disclosure requirements for this filing.
The Company was founded in 2018 with initial operations in Illinois and has since expanded its operational footprint, primarily through acquisitions, and now has operations, licenses, or financial interests in seven U.S. geographic markets: Illinois, Maryland, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania. As of June 30, 2023, Ascend has 31 open dispensaries, 27 of which are in states which have passed legislation permitting recreational cannabis. As of June 30, 2023, Ascend also operates cultivation facilities in six states with approximately 245,000 square feet of canopy with an estimated total annual production capacity of approximately 123,000 pounds.
Ascend believes in bettering lives through cannabis. The mission is to improve the lives of its employees, patients, customers and the communities they serve through the use of the cannabis plant. As of June 30, 2023, AWH employs approximately 2,200 people across the cultivation, processing, retail, and corporate functions.
History of the Company
Founding and Incorporation
The Company was originally formed on May 15, 2018 as Ascend Group Partners, LLC, and changed its name to “Ascend Wellness Holdings, LLC” on September 10, 2018. On April 22, 2021, Ascend Wellness Holdings, LLC converted into a Delaware corporation and changed its name to “Ascend Wellness Holdings, Inc.” and effected a 2-for-1 reverse stock split, which is retrospectively presented for all periods in this filing and referred to as the “Conversion.” As a result of the Conversion, the members of Ascend Wellness Holdings, LLC became holders of shares of stock of Ascend Wellness Holdings, Inc.
Following the Conversion, the Company authorized 750,000,000 shares of Class A common stock with a par value of $0.001 per share, 100,000 shares of Class B common stock with a par value of $0.001 per share (“Class B common stock”), and 10,000,000 shares of preferred stock with a par value of $0.001 per share. The rights of the holders of Class A common stock and Class B common stock are identical, except for voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share and is convertible at any time into one share of Class A common stock at the option of the holder.
Initial Public Offering
On May 4, 2021, the Company completed an initial public offering (“IPO”) of its Class A common stock, in which it issued and sold 10.0 million shares of Class A common stock at a price of $8.00 per share. On May 7, 2021, the underwriters exercised their over-allotment option in full and AWH issued and sold an additional 1.5 million shares of Class A common stock. AWH received total net proceeds of approximately $86.1 million after deducting underwriting discounts and commissions and certain other direct offering expenses paid by the Company. In connection with the IPO, the historical common units, Series Seed Preferred Units, Series Seed+ Preferred Units, and Real Estate Preferred Units then-outstanding automatically converted into a total of 113.3 million shares of Class A common stock and 65,000 historical common units were allocated as shares of Class B common stock. Additionally, 3.4 million shares of Class A common stock were issued for a beneficial conversion feature associated with the conversion of certain historical preferred units and the Company’s convertible notes, plus accrued interest, converted into 37.4 million shares of Class A common stock.
Operations by State
The following is an overview of our cultivation and dispensary assets by state that are currently operational, as well as our expected asset base once fully built out.
Cultivation Assets
Across its cultivation assets, as of June 30, 2023, AWH had approximately 245,000 square feet of total canopy, which is defined as the square footage of flower, vegetation, and propagation tables. The Company estimates each square foot of total canopy has the power to generate approximately half a pound of cannabis per year. All of the Company’s cultivation and planned cultivation facilities are indoor, with the exception of the 55,000 square foot greenhouse in Illinois. The Company believes that indoor grow facilities allow for fine-tuned controls which help enable AWH to grow high-quality cannabis. All of the cultivation projects underway are expansion projects to existing cultivation facilities. The Company deems these as lower risk than green fielding at new sites that are not yet permitted for cultivation operations. The new cultivation plans are flexible and will ultimately depend on market conditions, local licensing, construction, and other regulatory permissions. All of our expansion plans are subject to capital allocation decisions, the evolving regulatory environment and the COVID-19 pandemic. See “Cautionary Note Regarding Forward-Looking Statements.”

State	Square Feet of Canopy as of June 30, 2023	Additional Comments
Illinois	113,000	Located in Barry, Illinois, the cultivation facility also has ethane and butane-based extraction equipment and kitchen.
Michigan	28,000	Located in Lansing, Michigan, the cultivation facility has 28,000 square feet of canopy. The Company added a kitchen in 2022.
Massachusetts	54,000	Located in Athol, Massachusetts, the cultivation facility underwent a phase 2 expansion which it completed in 2022. The Company recently added ethane and butane-based extraction equipment and kitchen.
New Jersey	42,000	Located in Franklin, New Jersey, the cultivation facility recently underwent expansion adding 22,000 square feet of canopy and a lab and kitchen.
Ohio	2,000	Located in Monroe, Ohio, the facility currently has 2,000 square feet of canopy. In October 2022, the Company completed an acquisition of a processing facility located near the cultivation facility.
Pennsylvania	6,000	Located in Smithfield, Pennsylvania, the facility currently has 6,000 square feet of canopy.
Dispensary Assets
As of June 30, 2023 AWH had 31 open and operating retail locations. AWH anticipates expanding to 39 open and operating dispensaries by mid-2024, which includes the four dispensaries that AWH acquired in Maryland in April 2023. The new store opening plans are flexible and will ultimately depend on market conditions, local licensing, construction, and other regulatory permissions. All of the dispensary plans are subject to capital allocation decisions, the evolving regulatory environment and the COVID-19 pandemic. See “Cautionary Note Regarding Forward-Looking Statements.”

State	Operational Dispensaries as of June 30, 2023	Operational Dispensaries and Dispensary Licenses as of June 30, 2023 (includes pending openings and acquisitions)	Comments
Illinois	9	13(1)	4 dispensaries in the Chicago area; 2 in Southern IL bordering Missouri; 2 near Springfield, IL; 1 in Tinley Park. The state caps recreational dispensary licenses at 10 stores per owner. The Company has entered definitive agreements to acquire 1 additional license which would bring it to the 10 state cap.
Maryland	4	4	4 dispensaries throughout the state. The state caps dispensary licenses at 4 stores per owner.
Massachusetts	3	3	1 dispensary in downtown Boston; 1 in Newton; 1 in New Bedford. The state caps recreational dispensary licenses at 3 stores per owner.
Michigan	8	13	8 dispensaries throughout the state.
New Jersey	3	6	1 dispensary in Rochelle Park; 1 in Montclair; 1 in Fort Lee. The state caps recreational dispensary licenses at 3 stores per owner for expanded Alternative Treatment Centers (“ATCs”).
Ohio	2	5	2 dispensaries in the greater Columbus area; 3 under construction throughout the state. The state caps dispensary licenses at 5 stores per owner.
Pennsylvania	2	6	The Company opened its Scranton and Wayne dispensaries in Q4 2022. As an approved clinical registrant, it plans to open the remaining 4 locations over the next year.
__________________
(1)1 license pending Illinois Department of Financial Regulation (IDFPR) transfer application.
Licenses
The following chart summarizes the U.S. states in which we operate or have an investment as of June 30, 2023, along with the nature of the operations, whether such activities carried on are direct or indirect in nature; the number of dispensary, cultivation and other licenses held by each entity; and whether such entity has any operation, cultivation, or processing facilities.

State	Entity	Adult-Use/Medical	Direct/Indirect	Dispensary Licenses	Cultivation/ Processing/ Distribution Licenses	Operational Dispensaries	Operational Cultivation/ Processing Facilities
Illinois	Chicago Alternative Health Center, LLC	AU, M	Direct	3	—	2	—
Illinois	HealthCentral, LLC	AU, M	Direct	6	—	4	—
Illinois	MOCA, LLC	AU, M	Direct	3	—	2	—
Illinois	Revolution Cannabis-Barry, LLC	AU, M	Direct	—	3	—	1
Illinois	Homecoming Group, LLC	AU	Indirect	1(1)	—	1	—
Maryland	Blu Pharms, LLC	M	Direct	1	—	1	—
Maryland	Blue Mountain Care, LLC	M	Direct	1	—	1	—
Maryland	Durjaya, LLC	M	Direct	1	—	1	—
Maryland	Farmalogics Health and Wellness, LLC	M	Direct	1	—	1	—
Massachusetts	Ascend Mass, LLC	AU	Direct	2	—	2	—
Massachusetts	MassGrow, LLC	AU	Direct	—	2	—	1
Massachusetts	Southcoast Apothecary, LLC	AU	Direct	1	—	1	—
Michigan	FPAW Michigan, LLC	AU, M	Direct	13	19	8	1
New Jersey	Ascend New Jersey, LLC	AU, M	Direct	6	4	3	1
Ohio	BCCO, LLC	M	Direct	1	—	1	—
Ohio	Hemma, LLC	M	Direct	—	2	—	1
Ohio	Marichron Pharma, LLC	M	Direct	—	1	—	1
Ohio	Ohio Cannabis Clinic, LLC	M	Direct	1	—	1	—
Pennsylvania	Story of PA, LLC	M	Direct	2	1	2	1
Total				43	32	31	7
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(1)Pending Illinois Department of Financial Regulation (IDFPR) transfer application.
Description of the Business
Overview of the Company
Ascend is a vertically integrated multi-state cannabis operator focused on adult-use or near-term adult-use cannabis states in limited license markets. Ascend’s core business is the cultivation, manufacturing, and distribution of cannabis consumer packaged goods, which are sold through company-owned retail stores and to third-party licensed retail cannabis stores. Ascend believes in bettering lives through cannabis. The Company’s mission is to improve the lives of its employees, patients, customers and the communities they serve through the use of the cannabis plant.

Product Offering
Ascend produces and distributes cannabis products for its wholesale partners and AWH-owned retail stores. Ascend’s goal is to provide wholesale partners and retail customers with consistent access to quality cannabis products while maintaining a variety of form-factors and SKUs. Ascend currently produces its full product set with multiple form factors in Illinois, New Jersey, and Michigan where it has both labs and kitchens. Ascend’s in-house brands offer a variety of options to satisfy every potential customer’s budget and preference. Ascend’s approach to branding is to have brands that fit the “good,” “better,” and “best” consumer categories. The in-house brands include: SimplyHerb, Ozone, and Ozone Reserve. SimplyHerb is the “good” brand and the most price accessible product with SKUs targeted for the price conscious, value-driven buyer. SimplyHerb is currently produced and sold in Illinois, Massachusetts, and Michigan. Ozone is the “better” brand aimed at providing quality products to the seasoned connoisseur as well as the canna-curious. Ozone is currently produced and sold in Illinois, Massachusetts, Michigan, New Jersey, and Ohio. Ozone Reserve is the “best” offering with premier products including exotic flower, refined concentrates, purified oils, as well as resins and distillates. Ozone Reserve is currently produced and sold in Illinois, Massachusetts, and New Jersey. In addition to producing its own brands, AWH also partners with multiple premiere brands for which it cultivates and sells products targeted to different demographics. Among our partners are Miss Grass, Lowell Farms, Flower by Edie Parker, 1906, and AiroPro. This model allows AWH to target customer demographics that complement its base-markets and leverage brand recognition of our partners, while crafting and selling their tried-and-true products. For example:
•Miss Grass offers an assortment of pre-roll products that skew to the female demographic. Their “high-times,” “all times,” “good times,” and “half times” mini pre-roll have been well received at AWH retail stores and amongst its wholesale offering.
•Lowell Smokes, by Lowell Farms, allows AWH to leverage the Lowell Farms brand amongst the male demographic seeking premium pre-rolls.
•Edie Parker is a Women-led fashion and lifestyle company that launched a cannabis brand, “Flower by Edie Parker.” The Flower by Edie Parker line provides AWH with a product aimed to attract the female consumer.
•1906 is a brand targeted to consumers looking for premier edible experiences. 1906 gives AWH the ability to provide a competitive edible offering.
•AiroPro is dedicated to perfecting the union between technology and personal vaporizers, with advanced Airo Pro vapor systems designed to create the ideal vaping experience.
Outstanding Securities
As of June 30, 2023, the Company had approximately 218.8 million fully diluted shares outstanding, including approximately 204.8 million shares of Class A common stock, 65 thousand shares of Class B common stock, and approximately 13.9 million total unvested restricted stock awards and restricted stock units. Additionally, the Company had approximately 5.4 million warrants outstanding, which are excluded from the fully diluted calculation as they are out-of-the-money based on the closing stock price of the shares of Class A common stock on the CSE on June 30, 2023 of $0.62 per share. As of June 30, 2023 there were also approximately 4.8 million stock options outstanding, of which approximately 0.3 million are exercisable, that are excluded from the fully diluted calculation as they are out-of-the-money based on the closing stock price of the shares of Class A common stock on the CSE on June 30, 2023.
The Securities Offered
The Selling Stockholder may offer from to time up to an aggregate of 9,859,155 shares of Class A common stock.

Class A Common Stock
Holders of our Class A common stock are entitled to one vote for each share held. Holders of Class A common stock vote together with holders of Class B common stock, which are entitled to 1,000 votes for each share held. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. Our stockholders do not have the ability to cumulate votes for the election of directors. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, and any contractual limitations, the holders of our common stock will be entitled to receive dividends out of funds then legally available, if any, if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

RISK FACTORS
An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider all of the information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated herein by reference, and as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.
Risks Related to the Offering of Our Class A Common Stock
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional Class A common stock or other securities convertible into or exchangeable for Class A common stock at prices that may not be the same as the price per share of stock paid by any investor in an offering in a subsequent prospectus supplement. We may sell shares or other securities in any other offering at a price per share that is less than the price per share or other security paid by any investor in an offering in a subsequent prospectus supplement, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share of stock at which we sell additional Class A common stock or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share of stock paid by any investor in an offering under a subsequent prospectus supplement.
Future offerings of debt securities or preferred stock, which would rank senior to our Class A common stock, may adversely affect the market price of our Class A common stock.
If, in the future, we decide to issue debt securities or preferred stock that may rank senior to our Class A common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Any convertible or exchangeable securities that we issue in the future may also have rights, preferences and privileges more favorable than those of our Class A common stock and may result in dilution to owners of our Class A common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock will bear the risk of our future offerings reducing the market price of our Class A common stock and diluting the value of their stock holdings in us.
Return on securities is not guaranteed.
There is no guarantee that the Class A common stock will earn any positive return in the short term or long term. A holding of Class A common stock is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the Class A common stock is appropriate only for holders who have the capacity to absorb a loss of some or all of their investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contains both historical and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties (collectively, “forward-looking statements”). We make forward-looking statements related to future expectations, estimates, and projections that are uncertain and often contain words such as, but not limited to, “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “will,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. Factors that might cause such differences include, but are not limited to, those discussed in the section titled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K and we urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated, or intended. The forward-looking statements contained herein are based on certain key expectations and assumptions, including, but not limited to, with respect to expectations and assumptions concerning receipt and/or maintenance of required licenses and success of our operations, are based on estimates prepared by us using data from publicly available governmental sources as well as from industry analysis, and on assumptions based on data and knowledge of this industry that we believe to be reasonable. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
MARKET AND INDUSTRY DATA
This prospectus and the documents incorporated by reference herein contain statistical data and estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the information from third-party sources nor have we ascertained the validity or accuracy of the underlying economic assumptions relied upon therein. Actual outcomes may vary materially from those forecast in the reports or publications referred to herein, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K.
USE OF PROCEEDS
All of the Shares offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of the rights of our common stock and preferred stock and certain provisions of our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which documents are incorporated by reference to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our certificate of incorporation and our bylaws for additional information.
Our authorized capital stock consists of 760,100,000 shares of capital stock, of which:
•750,000,000 shares are designated as Class A common stock, $0.001 par value per share;
•100,000 shares are designated as Class B common stock, $0.001 par value per share; and
•10,000,000 shares are designated as preferred stock, $0.001 par value per share.
As of June 30, 2023 there were 204,825,027 shares of Class A common stock issued and outstanding, 65,000 shares of Class B common stock issued and outstanding, and no shares of preferred stock outstanding.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, and any contractual limitations, the holders of our common stock will be entitled to receive dividends out of funds then legally available, if any, if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock shall receive Class A common stock and holders of Class B common stock shall receive Class B common stock.
Voting Rights
We have two classes of authorized common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation.
Delaware law could require holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our stockholders do not have the ability to cumulate votes for the election of directors. Except in respect of matters relating to the election of directors, or as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of directors, director candidates must be approved by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

AGP Partners, LLC (“AGP”), which is controlled by Mr. Kurtin and Mr. Perullo, owns all of our Class B common stock. Including Class A common stock, this entity controls approximately 36% of the voting power. Mr. Kurtin is one of our founders and serves as our Executive Chairman and a Director our Board. Mr. Perullo is one of our founders and serves as a Director of our Board.
Conversion, Preemptive or Similar Rights
Each share of Class B common stock will automatically convert into one share of Class A common stock on the final conversion date, as defined in our certificate of incorporation. Each share of Class B common stock is also convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.
All shares of Class B common stock will convert automatically into Class A common stock on the date on which Mr. Kurtin or Mr. Perullo cease for any reason to own cumulatively at least 51% of the voting control of AGP.
Once converted into a share of Class A common stock, a converted share of Class B common stock will not be reissued. Following the conversion of all outstanding shares of Class B common stock, no further shares of Class B common stock will be issued.
Except as described above, holders of Class A common stock and Class B common stock will have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of Class A common stock and Class B common stock will be subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Right to Receive Liquidation Distributions
In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Identical Treatment of Common Stock in Change of Control Transaction
In the event of any change of control transaction, shares of our Class A common stock and Class B common stock shall be treated equally, ratably and identically, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
Fully Paid and Non-Assessable
All of the outstanding shares of our common stock are, and any shares of our Class A common stock to be issued pursuant to this prospectus will be, fully paid and non-assessable.
Preferred Stock
No shares of our preferred stock are currently outstanding. Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of our common stock. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. We currently have no plans to issue any shares of preferred stock.
Warrants to Purchase Class A Common Stock
As of June 30, 2023, we had outstanding warrants to purchase Class A common stock as follows:

	Total Outstanding and Exercisable	Underlying Shares of Common Stock	Exercise Price per Share	Expiration Date
Historical Warrants(1)	2,087,955	2,087,955	$4.00	Various from July 20, 2023 through October 15, 2025
Gold Warrants	188,000	188,000	$2.64	May 23, 2025
2022 Warrants	3,130,143	3,130,143	$3.10	June 30, 2026
__________________
(1)Includes 428,750 warrants that subsequently expired in the period between July 1, 2023 and August 21, 2023.
As of June 30, 2023, a total of 2,087,955 warrants that were issued prior to the Company’s IPO (the “Historical Warrants”) were outstanding and exercisable (including 428,750 warrants that subsequently expired in the period between July 1, 2023 and August 21, 2023). In November 2022, the Company issued 188,000 warrants to Josh Gold as compensation for his service as a director on the Company’s board of directors (the “Gold Warrants”). In June 2022, the Company issued 3,130,143 warrants to certain lenders as part of a debt financing transaction (the “2022 Warrants”).
Historical Warrants
The Historical Warrants were issued by Ascend Wellness Holdings, LLC and entitled holders to receive historical common units. In conjunction with the Conversion, the holders received warrants to acquire an equal number of Class A common stock.
Each Historical Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $4.00 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. The Historical Warrants were issued with an exercise period ranging from three to five years and expire at various dates ranging from August 25, 2023 through October 15, 2025, or earlier upon redemption or liquidation.
Gold Warrants
Each Gold Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $2.64 per share, subject to adjustment under a customary anti-dilution provision. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. The Gold Warrants are exercisable for three years and expire on May 23, 2025, or earlier upon redemption or liquidation.
2022 Warrants
Each 2022 Warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $3.10 per share, subject to adjustment under a customary anti-dilution provision. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock.

The Company will have the option to require warrant holders to exercise the warrants if, after the first anniversary of the issuance, the 30 day volume weighted average price of the Company’s Class A common stock exceeds $6.50 per share. The 2022 Warrants were issued with an exercise period of four years and expire on June 30, 2026, or earlier upon redemption or liquidation.
Equity Awards
As of June 30, 2023, approximately 2.2 million shares of Class A common stock remained available for issuance under the Company’s 2021 stock incentive plan (the “2021 Equity Incentive Plan”). Total equity-based compensation associated with equity awards issued under the 2021 Equity Incentive Plan was approximately $8.9 million during the six months ended June 30, 2023 and approximately $18.6 million during the fiscal year ended December 31, 2022.
As of June 30, 2023, approximately 0.2 million awards remained available for future issuance under the Company’s previous equity incentive plan (the “2020 Equity Incentive Plan”) that are no longer available for issuance following stockholder approval of the 2021 Equity Incentive Plan, which occurred in May 2022. Total equity-based compensation expense associated with equity awards issued under the 2020 Equity Incentive Plan was approximately $0.1 million during the six months ended June 30, 2023 and approximately $0.3 million during the fiscal year ended December 31, 2022.
Anti-Takeover Provisions in Our Certificate of Incorporation and Bylaws
Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from attempting to acquire control of us. These provisions, which are summarized below, may discourage takeovers, coercive or otherwise. These provisions are also geared, in part, towards encouraging persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Stockholder Action; Special Meeting of Stockholders. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our certificate of incorporation provides that special meetings of the stockholders may be called only upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies, the Chair of our Board, the Chief Executive Officer or the President. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws specify certain requirements regarding the form and content of a stockholder’s notice. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our bylaws also provide that nominations of persons for election to our Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (i) by or at the direction of our board of directors or (ii) provided that our board of directors has determined that directors shall be elected at such meeting, by any stockholder who (a) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at the special meeting, (b) is entitled to vote at the meeting and upon such election and (c) complies with the notice procedures set forth in our bylaws. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our certificate of incorporation, could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to designate and issue shares of preferred stock with rights and preferences, including super voting, special approval, dividend or other rights or preferences on a discriminatory basis. The existence of authorized but unissued shares of undesignated preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Business Combinations with Interested Stockholders. We have elected in our certificate of incorporation to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting capital stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are subject to any anti-takeover effects of Section 203 of the DGCL.
Dual-class Stock Structure. Our certificate of incorporation provides for a dual-class common stock structure. As a result of this structure, our founders will have significant influence over all matters requiring stockholder approval, including the election of directors, amendments to our charter documents and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.
Choice of Forum
Our bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law or our certificate of incorporation or bylaws, (iv) any action to interpret apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine.
This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
The choice of forum provisions above may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees or could result in increased costs for a stockholder to bring a claim, both of which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Transfer Agent and Registrar
The transfer agent for our Class A common stock is Odyssey Trust Company.
Market Listing
Our Class A common stock is listed on the CSE under the symbol “AAWH.U” and quoted on the OTCQX under the symbol “AAWH.”

SELLING STOCKHOLDER
On June 15, 2023, the Company entered into a subscription agreement for a private placement offering of an aggregate of 9,859,155 shares of Class A common stock to the Selling Stockholder at a purchase price of $0.71 per share. The closing of the offering occurred on June 23, 2023, generating an aggregate of $7,000,000 in gross proceeds to the Company. We are registering the Shares in order to permit the Selling Stockholder to offer the Shares for resale from time to time.
The table below sets forth certain information furnished to us by the Selling Stockholder with respect to the beneficial ownership of the shares of Class A common stock held by the Selling Stockholder as of August 14, 2023. The Selling Stockholder may have sold, transferred, or otherwise disposed of some or all of its Class A common stock since the date on which the information in the following table is presented in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Information concerning the Selling Stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.
Other than the relationships described herein, to our knowledge, the Selling Stockholder is not an employee or supplier of ours or our affiliates. Within the past three years, other than the relationships described herein, the Selling Stockholder has not held a position as an officer a director of ours, nor has the Selling Stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the Selling Stockholder, unless otherwise noted. The Shares being offered are being registered to permit public secondary trading of such shares and the Selling Stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. See “Plan of Distribution.” The Selling Stockholder does not have any family relationships with our officers, other directors or controlling stockholders.
To the extent the Selling Stockholder is an affiliate of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to the Selling Stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.
The term “Selling Stockholder” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Stockholder named in the table below. Unless otherwise indicated, to our knowledge, the Selling Stockholder named in the table below has sole voting and investment power with respect to the shares of Class A common stock set forth opposite its name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name any successors to the Selling Stockholder who are able to use this prospectus to resell the Shares registered hereby.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Before the Offering(1)	Shares of Class A Common Stock Offered for Resale	Shares of Class A Common Stock Beneficially Owned After Completion of the Resale(1)	% of Shares of Class A Common Stock Beneficially Owned After Completion of the Resale(1)(2)
Millstreet Credit Fund LP	17,273,223	9,859,155	7,414,068	3.6%
__________________
(1)Includes 1,290,780 shares of Class A common stock subject to options or warrants currently exercisable or exercisable within 60 days of August 14, 2023.
(2)Assumes all of the shares of Class A common stock offered are sold. Percentage ownership is based on 205,943,887 shares of Class A common stock issued and outstanding on August 14, 2023.

PLAN OF DISTRIBUTION
The Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of our Class A common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon by Dorsey & Whitney LLP.
EXPERTS
The consolidated balance sheet of Ascend Wellness Holdings, Inc. as of December 31, 2022 and December 31, 2021, the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2022 and December 31, 2021, and the related notes incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so incorporated in reliance on the report of Macias Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated balance sheet of Ascend Wellness Holdings, LLC as of December 31, 2020, the related consolidated statement of operations, members’ equity and cash flows for the two years in the period ended December 31, 2020, and the related notes incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and our securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Information Incorporated by Reference” are also available on our Internet website, www.awholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 15, 2023;
•those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2023, which are incorporated by reference in our Form 10-K;
•our Quarterly Reports on Form 10-Q, for the quarterly period ended March 31, 2023, filed with the SEC on May 10, 2023 and for the quarterly period ended June 30, 2023, filed with the SEC on August 9, 2023; and

•our Current Reports on Form 8-K filed with the SEC on May 2, 2023, May 9, 2023, June 15, 2023, and June 16, 2023.
We also incorporate by reference any future filings (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part until we sell all of the securities we are offering or the termination of the offering, excluding, in each case, information deemed furnished and not filed.
Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.
Requests for such documents should be directed to:
Ascend Wellness Holdings, Inc.
1411 Broadway, 16th Floor
New York, NY 10018
(646) 661-7600
Attention: Daniel Neville
You may also access the documents incorporated by reference in this prospectus through our website at www.awholdings.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

9,859,155 Shares of Class A Common Stock
Ascend Wellness Holdings, Inc.

PROSPECTUS
      , 2023

Part II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the estimated costs and expenses (other than the actual registration fee), other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered

SEC registration fee	$608
Accounting fees and expenses	$35,000
Legal fees and expenses	$20,000
Printing and miscellaneous expenses	$5,000
Total	$60,608
Item 15. Indemnification of Directors and Officers
Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Our certificate of incorporation and bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action or suit by or in the right of us) to procure a judgment in our favor by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), and, to the extent permitted by law, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 16. Exhibits

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1†	Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan	S-8	333-257780	4.2	July 9, 2021
4.2†	Ascend Wellness Holdings, Inc. 2021 Employee Stock Purchase Plan	S-8	333-257780	4.3	July 9, 2021
4.3†	Amendment to the Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan	8-K	333-254800	10.1	May 9, 2023
4.4	Specimen Stock Certificate evidencing the shares of common stock	S-1	333-254800	4.1	April 15, 2021
4.5	Form of Registration Rights Agreement	S-1	333-254800	4.2	April 23, 2021
4.6	Form of Warrant Agreement between Ascend Wellness Holdings Inc. and each of the several lenders, dated June 30, 2022	10-Q	333-254800	4.5	August 15, 2022
5.1*	Opinion of Dorsey & Whitney LLP
23.1*	Consent of Macias Gini & O’Connell LLP
23.2*	Consent of Marcum LLP
23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table
__________________
*Filed herewith.
†Indicates management contract or compensatory plan, contract, or arrangement.

Item 17. Undertakings
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5)That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(e)The undersigned Registrant hereby undertakes that:
(i)for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(ii)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 22, 2023.

By:	/s/ Daniel Neville
Name:	Daniel Neville
Title:	Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Hartmann and Daniel Neville, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Abner Kurtin	Executive Chair and Director	August 22, 2023
Abner Kurtin

/s/ John Hartmann	President, Chief Executive Officer (Principal Executive Officer) and Director	August 22, 2023
John Hartmann

/s/ Daniel Neville	Chief Financial Officer (Principal Financial Officer)	August 22, 2023
Daniel Neville

/s/ Roman Nemchenko	Executive Vice President, Chief Accounting Officer (Principal Accounting Officer)	August 22, 2023
Roman Nemchenko

/s/ Francis Perullo	Director	August 22, 2023
Francis Perullo

/s/ Scott Swid	Director	August 22, 2023
Scott Swid

/s/ Joshua Gold	Director	August 22, 2023
Joshua Gold

/s/ Sam Brill	Director	August 22, 2023
Sam Brill